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                                                                   Exhibit 10.15

                        PACIFIC GAS AND ELECTRIC COMPANY
                   RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

                         (As Amended December 18, 1996)

1.   Purpose and Effective Date
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          The purpose of the Plan, which was effective January 1, 1990, was to promote the interests of the Pacific Gas and Electric Company ("Company") by providing Retirement benefits to non-employee directors in order to encourage their continued service on the Board of Directors of the Company.

          The Plan was terminated effective January 1, 1997, except that non-employee directors who had retired from the Company's Board of Directors prior to that date continue to receive retirement payments under the Plan in accordance with the terms of the Plan as they existed prior to said date.

2.   Definitions
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          The following terms shall have the meanings set forth below, if capitalized:

          (a) "Retainer" means the annual retainer paid to Board members for service on the Board of Directors as adjusted from time to time. The definition does not include any additional amount paid for service on a Board committee or as Board committee chairman or any amount specifically paid for attendance at Board or Board committee meetings.

          (b) "Company" means Pacific Gas and Electric Company.

          (c) "Director" means a non-employee director or advisory director of Pacific Gas and Electric Company.

          (d) "Board" means the Board of Directors of the Company.

          (e) "Plan" means the Pacific Gas and Electric Company Retirement Plan for Non-Employee Directors, as amended from time to time.

          (f) "Eligible Director" means a Director who (i) is not an employee of the Company or its subsidiaries at the time of the Director's Retirement; (ii) was a Director on or after January 1, 1990; (iii) has served as a Director for a total of sixty calendar months or more, including service as an employee-director; and (iv) retired as a Director on or before January 1, 1997.
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          (g) "Retirement" occurs when an Eligible Director ceases to be a member of the Board for any reason other than as a result of gross misconduct.

          (h) "Length of Service" is the Eligible Director's number of months of service as a Director, rounded to the next highest calendar quarter (for example, a Director who served 73 months would receive 25 quarterly payments--73 divided by 3, rounded to the next highest integer)./1/


3.   Retirement Payments
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          (a) Upon Retirement, an Eligible Director shall be paid each quarter an amount equal to the quarterly retainer paid to Directors at the time of the Eligible Director's Retirement from the Board. Retirement payments shall not be adjusted to reflect changes in the quarterly retainer effective as of the date of the Eligible Director's Retirement.

          (b) Retirement payments shall begin in the calendar quarter immediately following the calendar quarter in which the Eligible Director retired from the Board or attained the age of 65, whichever comes later. The payments shall continue on a quarterly basis for a period equal to the Eligible Director's Length of Service; provided, however, that in the event that a Director is also eligible to receive retirement benefits under the PG&E Corporation Retirement Plan for Non-Employee Directors, benefits earned under that plan that are not attributable to concurrent service shall be paid prior to any benefits payable under this Plan.

          (c) If an Eligible Director dies after completing the service requirement for Retirement, but prior to receiving all Retirement payments, any remaining payments shall be made to such deceased Director's surviving spouse.

          (d) If an Eligible Director dies after completing the service requirement for Retirement, but prior to Retirement, his or her surviving spouse will receive payments equal to the amount to which the Eligible Director would have been entitled had he or she retired on the day prior to his or her date of death.

4.   Disability
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          If an Eligible Director ceases to serve on the Board as a result of disability, the Board in its sole discretion may waive the minimum service requirements or permit the commencement of Retirement benefits prior to age 65.

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/1/  Past Board service for directors as of January 1, 1990, shall be included in determining service eligibility and pension payments.

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5.   Gross Misconduct
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          If an Eligible Director ceases to serve on the Board as a result of gross misconduct, any Retirement benefits payable under the Plan to such Eligible Director shall be canceled immediately and irrevocably. For purposes of this section, "gross misconduct" shall mean that an Eligible Director has (i) disclosed confidential business information of any type concerning the Company to any party for any form of compensation which constitutes "gross income," as defined under Section 61 of the Internal Revenue Code or Regulations issued thereunder; or (ii) been indicted for intentionally or knowingly committing a crime against the Company under federal law or the law of the state in which such act occurred; provided, however, an Eligible Director shall not be deemed to have committed gross misconduct if subsequent to being indicted for such a crime, the indictment is dismissed, a plea of nolo contendere is accepted, or
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the Eligible Director has been found to be "not guilty" in a trial before an appropriate criminal court.

6.   Amendment and Termination
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          The Board reserves the right to amend, suspend, or terminate this Plan at any time. However, no such amendment, suspension, or termination shall have an adverse effect on Retirement payments to be made to an Eligible Director who retires prior to such amendment, suspension, or termination.

7.   Prohibition or Alienation
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          No Director shall have the right to alienate, assign, encumber, hypothecate, or pledge his or her interest in any payments to be made under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any such interest shall be void. The Company shall have the right to set off against Retirement payments under the Plan any amounts due and owing from the Eligible Director to the Company and its parent, subsidiaries, or affiliates, to the extent permitted by law.

8.   Unfunded Plan
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          The Plan is unfunded, and the Company shall not be required to segregate any cash or establish any separate account or accounts to fund any Retirement payment to be made under the Plan.

9.   Entire Plan
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          This document is a complete statement of the Plan and as of its effective date supersedes all prior plans, proposals, representations, promises, inducements, written or oral, relating to its subject matter. The Company shall not be bound or liable to any Director for any representation, promise, or inducement made by any person which is not embodied in this document or in any authorized written amendment to the Plan.

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10.  Applicable Law
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          The Plan will be construed and enforced in accordance with the laws of
California.

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